Exhibit 10.1

July 27, 2018

Ms. Allyson Pittman

[Address]

Subject:  Promotion

Dear Allyson:

It is with great pleasure that we offer to you the position of Vice President and Controller with Old Dominion Electric Cooperative.

Effective today, July 27, 2018, you will report to Bryan Rogers, and your salary will be $6,497.08 gross per pay period.  Your responsibilities and salary may be subject to periodic review and modification in accordance with Old Dominion’s operational needs, as they may change over time. Your employment with Old Dominion is at-will and is indefinite.

This offer is made on the condition that you accept this offer by signing and returning the enclosed copy to me and that you agree to commence your duties on July 27, 2018.

Sincerely,

/s/ Tammy Coburn

Tammy Coburn

Sr. HR Generalist

AGREED TO AND ACCEPTED BY:

/s/ Allyson Pittman	Dated: 07/27/18
Allyson Pittman